EXHIBIT 4.33

                               DRYPERS CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

                                                               January 1, 1997
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                               TABLE OF CONTENTS

                                                                          PAGE

1.  Definitions............................................................  1

2.  Eligibility............................................................  2

3.  Sources of Cash........................................................  2

4.  Application of Cash....................................................  3

5.  No Addition to Account of Shares of Common Stock.......................  3

6.  Purchase of Plan Shares................................................  3

7.  Statements.............................................................  4

8.  Expenses...............................................................  4

9.  Tax Matters............................................................  4

10. Stock Dividends and Splits.............................................  4

11. Tender or Exchange Offer...............................................  4

12. Voting of Plan Shares..................................................  5

13. Sale of Plan Shares....................................................  5

14. Termination and Withdrawal by Participant..............................  5

15. Amendments.............................................................  6

16. Notices................................................................  6

17. Limitation on Administrator's Liability................................  7

18. Transfer; Assignment...................................................  7

19. Effect of Financial Hardship Distribution..............................  7

20. Governing Law..........................................................  7

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                              DRYPERS CORPORATION

                         EMPLOYEE STOCK PURCHASE PLAN

The following terms and provisions constitute Drypers Corporation Employee Stock Purchase Plan ("Plan") as approved by Drypers Corporation and in effect as of January 1, 1997.

1.  DEFINITIONS.

    A. "Account" means an account under the Plan established by the Administrator for each Participant.

    B. "Active Employee" means an employee of Drypers or any of its subsidiaries who has been employed for at least 90 consecutive days.

    C. "Administrator" means ChaseMellon Shareholders Services L.L.C., or such other administrator as Drypers in its discretion may approve from time to time after the Effective Date.

    D. "Base Compensation" means an Active Employee's regular compensation and is computed as follows: (1) For an Active Employee paid on an hourly basis, 2080 hours times his or her hourly rate and (2) For an Active Employee paid a salary on a bi-weekly basis, 26 times his or her bi-weekly salary.

    E. "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

    F.  "Commission" means the United States Securities and Exchange Commission.

    G. "Common Stock" means shares of the Common Stock of Drypers, $.001 par value per share.

    H.  "Drypers" means Drypers Corporation.

    I. "Drypers Contribution" means amounts contributed to the Plan by Drypers on behalf of a Participant in an amount equal to 15% of each Participant's contributions for the calendar year. A Participant's aggregate contributions for each calendar year may not exceed 25% of the Participant's Base Compensation for that calendar year.

    J.  "Effective Date" means January 1, 1997.

    K. "Entry Date" to begin payroll deductions to purchase Common Stock under this Plan means the January 1 or July 1 coincident with or following a Participant's eligibility under Section 2. A participant may change the amount of payroll deduction as of any subsequent Entry Date but may stop any withholding upon notice to Drypers. An eligible Participant may make a contribution to purchase stock under this Plan at any

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        time with a personal or cashier's check (subject to the annual aggregate
        25% of Base Compensation limitation).

    L. "Participant" means an individual who satisfies the eligibility requirements set forth in Section 2 of the Plan.

    M.  "Plan" means Drypers Corporation Employee Stock Purchase Plan.

    N. "Plan Shares" means shares of Drypers Common Stock, $.001 par value per share.

    O. "Statement" means a statement prepared by the Administrator and mailed to a Participant summarizing the transactions in the Participant's Account.

    P.  "Withholding Authorization" means a payroll withholding authorization.

2.  ELIGIBILITY.  To participate in the Plan, an individual:

    A.  Must be an Active Employee as defined in this Plan;

    B. Must submit a completed Plan Enrollment and Payroll Withholding Authorization form to the Human Resources Department on or before the Entry Date for the period in which the individual wishes to begin to participate by purchase of Common Stock through payroll deduction, authorizing Drypers to make the payroll deductions specified by the employee, subject to any minimum and maximum deduction set by Drypers under this Plan; and

    C. May purchase Common Stock by personal or cashier's check as provided in this Plan by submitting the check and a completed form as required by Drypers.

3. SOURCES OF CASH. The Administrator shall establish an Account as agent for each Participant and shall credit the cash received in accordance with the terms of the Plan, from the following sources of cash for the purchase of Plan Shares for each Participant's Account:

    A.  Employee payroll deductions elected by the Participant;

    B.  Drypers Contributions which shall be made on behalf of the Participant;

    C.  Personal check or cashier's check provided by the Participant; and

    D. Cash dividends received from Drypers on all Plan Shares in a Participant's Account at the time a dividend is paid.

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    The minimum payroll deduction contribution that a Participant may make to his Account is $10.00 per pay period. The minimum direct contribution a Participant may make by personal or cashier's check is $100.00. The maximum aggregate contribution that a Participant may make to his or her Account per calendar year to purchase Common Stock is 25% of his or her Base Compensation, or such other amounts as Drypers in its sole discretion may determine after the Effective Date.

4. APPLICATION OF CASH. The Administrator will apply the cash credited to the Participant's Account under Section 3 to the purchase of full and fractional Plan Shares and will credit them to the Participant's Account. In making these purchases, the Administrator may commingle the cash credited to all Participant's Accounts. The price at which the Administrator is deemed to have acquired Plan Shares for a Participant's Account will be the average price, excluding trading and other costs of purchase, of all Plan Shares purchased by the Administrator for all Participants in the Plan during the calendar month. The Administrator will make reasonable efforts to apply the cash described in Section 3 that it receives as agent for the Participant to the purchase of Plan Shares on or promptly after the first business day of the following month after receipt by the Administrator, except as described in Section 6. Dividends received on Plan Shares and other amounts of cash credited to the Account will be aggregated with the employee payroll deductions and amounts contributed by Drypers received during the calendar month and applied to the purchase of Plan Shares.

5. NO ADDITION TO ACCOUNT OF SHARES OF COMMON STOCK. Participants may not add any shares of Drypers Common Stock held in their name to their Account.

6. PURCHASE OF PLAN SHARES. The Administrator will purchase Plan Shares in negotiated transactions or on any securities exchange or other securities trading facility where Drypers Common Stock is traded from time to time. The purchases will be on terms as to price, delivery and other matters, and will be executed through those brokers or dealers, as the Administrator may determine. Under certain circumstances, observance of the rules and regulations of the Commission or applicable securities exchange or other securities trading facility may require temporary suspension of purchases by the Administrator or may require that a purchase be spread over a longer period than indicated in Section 4. In that event, purchases will be made or resumed when permitted by the rules and regulations of the Commission or applicable securities exchange or other securities trading facility; and the Administrator will not be accountable for its inability to make all purchases within the applicable period. If any Commission, securities exchange or other securities trading facility suspension of trading in Drypers Common Stock remains effective for 90 consecutive days, the Administrator will remit to each Participant, promptly after the end of the period, all cash in the Participant's Account attributable to the Participant's payroll deductions and cash dividends paid to all Drypers shareholders during such period.

7. STATEMENTS. As soon as practicable after the end of each calendar month, the Administrator will provide a Statement to each Participant summarizing the transactions in the Participant's Account since the last Statement. The Administrator will hold the Plan Shares of all Participants in its name or in the name of its nominee. Subject to the holding period requirement of
    Section 13, no certificate representing Plan Shares purchased for a

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    Participant's Account will be issued to the Participant unless he or she makes a request in writing or until his or her Account is terminated and he or she makes the election described in Section 13. Certificates will not be issued for less than 10 shares unless the Account is terminated. The participant is responsible for all costs and charges related to the preparation and issuance of certificates representing Plan Shares except in the case of certificates issued upon termination of such participant's Account.

8. EXPENSES. Drypers will pay the service charges, trading fees, costs of mailing and other charges incurred in connection with the purchase of Plan Shares.

9. TAX MATTERS. Each Participant is responsible for all taxes (whether local, state or federal) due because of the Drypers Contributions, because of the payment of a dividend or because of the sale of Plan Shares credited to him or her. The Administrator will timely prepare and forward to the United States Internal Revenue Service, the appropriate state and local authorities and the Participants the information returns required by the Code and all state statutes. All Drypers Contributions will constitute taxable income to the Participant to whose Account they are credited, are subject to applicable federal and state income and payroll tax withholding, and will be reported to the United States Internal Revenue Service on the Participant's Form W-2 as taxable earnings.

10. STOCK DIVIDENDS AND SPLITS. Any stock dividends and any shares received as a result of a stock split on any Plan Shares accumulated in a Participant's Account will, when received by the Administrator, be credited to the Participant's Account.

11. TENDER OR EXCHANGE OFFER. If a tender offer or exchange offer is commenced for Drypers Common Stock, the Administrator, upon receipt of information with respect thereto as the holder of record of the Plan Shares, will either
    (i) forward, or arrange for the forwarding of, information provided by the offeror to holders of record of Drypers Common Stock to each Participant or
    (ii) provide to the offeror the name and mailing address of each Participant as reflected on the records of the Administrator with instructions to mail such material to each Participant. The Administrator will tender all or part of a Participant's Plan Shares in response to written instructions from the Participant in such form as the Administrator may reasonably require and only if such instructions are received by the Administrator at least five days (or such shorter period as may be required by law) prior to the termination of the offer. Unless the Administrator has received instructions in accordance with the previous sentence, it will not tender a Participant's Plan Shares. Except to the extent disclosure is required to tender Plan Shares pursuant to proper written instructions, the Administrator will maintain the confidentiality of a Participant's election to tender or not tender Plan Shares.

12. VOTING OF PLAN SHARES. The Administrator will vote the Participant's Plan Shares as instructed by the Participant on a form to be furnished by and returned to the Administrator at least five days (or such shorter period as the law may require) before the meeting at which such Plan Shares are to be voted. The Administrator will not vote Plan Shares for which no instructions are received.

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13. SALE OF PLAN SHARES. A Participant may request that the Administrator sell all or any part of his or her Plan Shares, at any time after such Plan Shares have been held in his or her Account for at least two complete calendar quarters. A Participant who wishes to sell any part of his or her Plan Shares may do so by giving notice to the Human Resources Department, which will inform the Administrator of the Participant's election to sell Plan Shares within five business days of the receipt of a notice from the Participant. Upon receipt of the notice, the Administrator, as the Participant's agent, will sell the number of Plan Shares specified in the Participant's notice within five business days of receipt by the Administrator of instructions to sell the Plan Shares, and will deliver to the Participant the proceeds of the sale, less a handling charge, trading fees, and other costs of sale. Whole and fractional shares may be aggregated and sold with those of other Participants, in which case the proceeds for each Participant will be based on the average sales price of all shares aggregated and sold. Any sale may, but need not, be made by purchase for other Accounts, in which case the price will be the mean of the high and low selling price of Drypers Common Stock as reported by the principal stock exchange or the inter-dealer quotation system on which the stock is traded on the date of receipt by the Administrator of the notice of the Participant's desire to sell Plan Shares or, if the stock is not traded on the date of receipt, the mean on the next prior date that it was so traded. Any fractional shares that are not sold will be paid for in cash at a price equal to the mean of the high and low selling prices of Drypers Common Stock as reported by the principal stock exchange or inter-dealer quotation system on which Drypers Common Stock is traded on the date of receipt by the Administrator of the notice of the Participant's desire to sell Plan Shares or, if the stock is not traded on the date of receipt, the mean on the next prior date that it was traded. If a Participant elects to sell all of his or her Plan Shares, that Participant will be deemed to have terminated participation in the Plan, and the provisions of Section 15 will apply.

14. TERMINATION AND WITHDRAWAL BY PARTICIPANT. Participation in the Plan may be terminated by a Participant at any time by giving notice to the Human Resources Department. Drypers will inform the Administrator of any Participant's election to terminate participation within five business days of the receipt by Drypers of the notice from the Participant. As soon as practicable following receipt of the notice, unless a Participant makes a contrary election in written response to the Administrator's notice of his Account, the Administrator will send to the terminating Participant at no charge a certificate or certificates representing the full Plan Shares accumulated in his Account and a check for the net proceeds of any fractional share in his Account. If a Participant elects to terminate, he may not rejoin the Plan until the next Entry Date following six months from the date of the termination. In any case of termination, the Administrator will, if the Participant elects, sell, as the Participant's agent, all or part of the Participant's shares within five business days of receipt by the Administrator of instructions to sell his or her Plan Shares, and will deliver to him or her the proceeds of the sale, less a handling charge, trading fees, and other costs of sale; provided that the Administrator may not sell any Plan Shares if they have not yet been held in the Participant's Account for at least two complete calendar quarters, the satisfaction of such holding period to be determined and confirmed by Drypers. Whole and fractional shares may be aggregated and sold with those of other Participants, in which case the proceeds for each Participant will be based on the average sales price of all shares aggregated and sold. Any sale may, but need not, be made by purchase for other Accounts in which case the price will be the mean of the high and low selling price of Drypers

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    Common Stock as reported by the principal stock exchange or inter-dealer quotation system on which the stock is traded on the date of receipt by the Administrator of the notice of termination or, if the stock is not traded on the date of receipt, the mean on the next prior date that it was so traded. On termination, fractional shares accumulated in a Participant's Account which are not aggregated and sold will be paid for in cash at a price equal to the mean of the high and low selling prices of Drypers Common Stock as reported by the principal stock exchange or inter-dealer quotation system on which Drypers Common Stock is traded on the date of receipt by the Administrator of the notice of termination or, if the stock is not traded on the date of receipt, the mean on the next prior date that it was traded.

15. AMENDMENTS. Drypers may, with the consent of the Administrator, amend this Plan. Drypers may remove the Administrator and appoint a new Administrator, or terminate the Plan, by giving the Administrator 30 days written notice of such action. The Administrator may resign as Administrator under this Plan by giving Drypers 90 days written notice of its resignation. In any case, the Administrator and Drypers will cause a notice of the action to be mailed to each Participant. No action shall have a retroactive effect that would prejudice the interests of the Participants. The terms and conditions of this Plan as in effect on the effective date of the appointment of, and acceptance by, a successor Administrator shall be binding upon such successor.

16. NOTICES. Any notice, instruction, request, election or direction which, by any provision of the Plan, is required or permitted to be given or made by a Participant to the Administrator must be in writing and should be given to the Human Resources Department, Drypers Corporation, 1415 West Loop North, Houston, Texas 77055, which will provide the Administrator with the notice, instruction, request, election or direction within five business days of its receipt. Any notice, instruction, request, election or direction intended for the Administrator will be deemed to be given or made when received by the Administrator. If a Participant wishes to contact the Administrator directly, he may do so by prepaid postage mail addressed to Drypers Corporation Employee Stock Purchase Plan, c/o ChaseMellon Shareholder Services, Four Station Square, Commerce Court, 3rd Floor, Pittsburgh, Pennsylvania 15219. Any notice or certificate which, by any provision of the Plan, is required or permitted to be given by the Administrator to a Participant, must be in writing and will be deemed to have been given or made when received by the Participant, or five business days after it has been mailed to the Participant's address as it last appears on the Administrator's records.

17. LIMITATION ON ADMINISTRATOR'S LIABILITY. The Administrator will not be liable for any action which is in compliance with the terms and conditions of this Plan taken or omitted in good faith, including without limitation, any claim of liability:

    A. Arising out of failure to terminate a Participant's Account upon the Participant's death or otherwise prior to the receipt of written notice of the event causing termination, accompanied by documentation deemed satisfactory by the Administrator;

    B. With respect to the prices at which Plan Shares are purchased or Plan Shares or Rights are sold for a Participant's Account and the timing and terms on which the purchase or sale is made; or

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    C.  For the market value, or any fluctuation in the market value, after purchase of the Plan Shares or sale of Plan Shares or Rights for a Participant's Account.

18. TRANSFER; ASSIGNMENT. Except as is expressly provided in this Plan, no Participant may sell, pledge, hypothecate or otherwise assign or transfer his Account, any interest in his Account or any cash or stock credited to his Account. Any attempt to sell, pledge, hypothecate, assign or transfer his Account, any interest in his Account or any cash or stock credited to his Account will be void.

19. EFFECT OF FINANCIAL HARDSHIP DISTRIBUTION. A Participant who receives a financial hardship distribution from a qualified cash or deferred arrangement described in Section 401(k) of the Code that is maintained by Drypers or any of its affiliates may not contribute to the Plan for a period of 12 months after receipt of the financial hardship distribution. The Participant must submit a new Withholding Authorization to the Human Resources Department in order to recommence contributions to the Plan by payroll deductions after he or she has received the financial hardship distribution.

20. GOVERNING LAW. The Withholding Authorization and this Plan and its operation shall be governed by and construed in accordance with the laws of the State of Texas.

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